Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.


                              Three Months Ended
                                  March 31,
                              1999         1998
                              ____         ____

Basic EPS Computation
   Numerator:
     Net income              $ 4,578,230    4,718,978
                              ==========   ==========

   Denominator:
     Average common shares
       outstanding            18,740,024   19,132,153
                              ==========   ==========

   Basic EPS                 $      0.24  $      0.25
                              ==========   ==========

Diluted EPS Computation
   Numerator:
     Net income              $ 4,578,230    4,718,978
                              ==========   ==========

   Denominator:
     Average common shares
       outstanding            18,740,024   19,132,153
     Average stock options       312,541      397,667
                              __________   __________
                              19,052,565   19,529,820
                              ==========   ==========
   Diluted EPS               $      0.24  $      0.24
                              ==========   ==========

Note:  1998 amounts are restated for the 10 percent
Common stock dividend effective in June 1998.